UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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W&T Offshore, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2012

Dear Shareholder:

It is my pleasure to invite you to the 2012 Annual Meeting of Shareholders of W&T Offshore, Inc. to be held on Tuesday, May 8, 2012 at 8:00 a.m., Central Daylight Time, at the Houston City Club, One City Club Drive, Houston, Texas 77046. I hope you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Additionally, enclosed with the proxy materials is our Annual Report on Form 10-K.

You received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to our records or the records of your broker or other nominee. Our Board of Directors has determined that owners of record of our common stock at the close of business on April 5, 2012 are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment or postponement of the meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs. I look forward to greeting as many of you as possible at the meeting.

Sincerely,

Chairman of the Board and
Chief Executive Officer

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2012

Notice is hereby given that the 2012 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas corporation, will be held at the Houston City Club, One City Club Drive, Houston, Texas 77046 on May 8, 2012 at 8:00 a.m. Central Daylight Time for the following purposes:

(1)	to elect seven directors to hold office until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $0.00001, from 2,000,000 to 20,000,000;

(3)	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2012; and

(4)	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 5, 2012 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, notwithstanding the transfer of any shares after such date. A list of these shareholders will be open for examination by any shareholder for ten days prior to the Annual Meeting at our principal executive offices at Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

By Order of the Board of Directors,

Corporate Secretary

Houston, Texas

April 11, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 8, 2012

The Proxy Statement and our Annual Report to Shareholders are also available on our website at www.wtoffshore.com.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD TO US, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE 2012 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

i

W&T OFFSHORE, INC.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING

This proxy statement is solicited by and on behalf of the Board of Directors (the “Board”) of W&T Offshore, Inc. for use at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 8, 2012 at the Houston City Club, One City Club Drive, Houston, Texas 77046, at 8:00 a.m. Central Daylight Time, or at any adjournments or postponements thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our” and the “Company” refer to W&T Offshore, Inc. The solicitation of proxies by the Board will be conducted primarily by mail. Additionally, officers, directors and employees of the Company may solicit proxies personally or by telephone, e-mail or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about April 11, 2012.

Purposes of the 2012 Annual Meeting

The purposes of the Annual Meeting are: (1) to elect seven directors to hold office until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified; (2) to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $0.00001, from 2,000,000 to 20,000,000; (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2012; and (4) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof. Although the Board does not anticipate that any other matters will come before the 2012 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on April 5, 2012 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 74,351,533 shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding equity securities of the Company. The holders of issued and outstanding shares representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. The person who is appointed by the chairman of the meeting to be the judge of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting. Each share of Common Stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. If you hold your shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 3 (Ratification of the Appointment of Ernst & Young LLP) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposals 1 (Election of Directors) and 2 (Increase Authorized Preferred Shares), to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.

The following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.

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Item 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of our Common Stock, present in person or represented by proxy at the meeting and entitled to vote on the proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

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Item 2 (Increase Authorized Preferred Shares): The affirmative vote of two-thirds of the outstanding shares of Common Stock is required to approve the amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $0.00001, from 2,000,000 to 20,000,000. Abstentions and broker non-votes will have the effect of a vote against the proposal.

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Item 3 (Ratification of the Appointment of Ernst & Young LLP): The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to ratify the appointment of our independent registered public accounting firm (Proposal 3). An abstention is not treated as a vote entitled to be cast and therefore is not counted for purposes of determining whether a majority has been achieved.

The Board is soliciting your proxy on the enclosed proxy card to provide you with an opportunity to vote on the matters described in this proxy statement, whether or not you attend in person. In addition, we have retained Georgeson Inc. to act as a proxy solicitor in conjunction with the 2012 Annual Meeting. We have agreed to pay Georgeson a fee of approximately $7,500, plus reasonable expenses, costs and disbursements for proxy solicitation services. If you execute and return the enclosed proxy card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the Board’s recommendations. If you submit a proxy card, you may subsequently revoke it by submitting a revised proxy card or a written revocation at any time before your original proxy is voted. You may also attend the Annual Meeting in person and vote by ballot, which would effectively cancel any proxy you previously gave.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, the Company’s Board is composed of the following seven directors: Ms. Virginia Boulet and Messrs. Samir G. Gibara, Robert I. Israel, Stuart B. Katz, Tracy W. Krohn, S. James Nelson, Jr., and B. Frank Stanley. Former director and co-founder of the Company, J.F. Freel, passed away on December 2, 2011, and the Board does not intend to appoint another director to fill his position on the Board. At the Annual Meeting, seven directors are to be elected, each of whom will serve until the 2013 Annual Meeting and until his or her successor is duly elected and qualified. The Board has nominated and, unless authority to vote is withheld or otherwise properly instructed, the persons named as official proxies on the enclosed proxy card intend to and will vote “FOR” the election of the following individuals as members of the Board: Ms. Virginia Boulet and Messrs. Samir G. Gibara, Robert I. Israel, Stuart B. Katz, Tracy W. Krohn, S. James Nelson, Jr., and B. Frank Stanley. Each nominee has consented to be nominated and to serve if elected.

Information about the Nominees

Virginia Boulet, age 58, has served on the Board since March 2005. She is currently Chair of the Nominating and Corporate Governance Committee. She has been employed as Special Counsel to Adams and Reese, LLP, a law firm, since 2002. She is also an adjunct professor of law at Loyola University Law School. Prior to 2002, Ms. Boulet was a partner at the law firm Phelps Dunbar, LLP. Ms. Boulet has over 20 years of experience in mergers and acquisitions, equity securities offerings, general business matters and counseling clients regarding compliance with federal securities laws and regulations. Ms. Boulet currently serves on the board of directors of CenturyTel, Inc., a telecommunications company. Service on this board has provided her the background and experience of board processes, function, exercise of diligence and oversight of management. In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School. With her public company board experience and recruiting experience as president of a recruiting company, Ms. Boulet is well suited to the Nominating and Corporate Governance Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies. Her legal background also provides her with a high level of technical expertise in reviewing transactions and agreements and addressing the myriad legal issues presented to the Board.

Samir G. Gibara, age 72, has served on the Board since May 2008. Mr. Gibara is the current Chair of our Compensation Committee and serves on the Audit Committee. Mr. Gibara is a private investor. He served as Chairman of the Board and Chief Executive Officer of The Goodyear Tire & Rubber Company (“Goodyear”) from 1996 to his retirement in 2002 and remained as non-executive chairman until June 30, 2003. Prior to 1996, Mr. Gibara served that company in various managerial posts before being elected President and Chief Operating Officer in 1995. Mr. Gibara is a graduate of Cairo University and holds a M.B.A. from Harvard University. Mr. Gibara also attended the Kellogg Graduate School of Management at Northwestern University. He has served on the boards of directors of Goodyear (1996 – 2003), Sumitomo Rubber Industries (1999 – 2002), Dana Corp. (2004 – 2008) and International Paper Company (1999 – 2011). Mr. Gibara is a member of the Investment Committee of the University of Akron Foundation. Mr. Gibara brings extensive business and management expertise to the Company from his background as Chief Executive Officer of Goodyear. Mr. Gibara also has considerable directorship experience having served as a director for several large public companies. We believe Mr. Gibara’s executive and educational background qualifies him for service as a member of our Board and Audit Committee and Chair of our Compensation Committee.

Robert I. Israel, age 62, has served on the Board since 2007. Mr. Israel serves on our Audit Committee. He is currently the Managing Partner of One Stone Energy Partners, a private equity fund, focused on investments in the oil and gas industry in the U.S. and abroad. From 2000 to 2010, Mr. Israel was a Partner at Compass Advisers, LLP, a transatlantic strategic advisory and private investment firm, where he was the head of the firm’s energy practice. From 1990 to 2000, Mr. Israel was the head of the Energy Department of Schroder & Co., Inc. Currently, Mr. Israel is a director of the following companies: Randgold Resources Limited, an African-based gold mining company; Brasoil, a company engaged in oil and gas exploration and production in Brazil; Suelopetrol C.A., a Venezuelan company engaged in seismic data gathering and exploration for oil and gas; Hart Energy Publishing, a trade publishing company covering the energy sector; and API, Inc. a company that manufactures secure equipment for U.S. and foreign government agencies. Mr. Israel holds a M.B.A. from Harvard University and a B.A. from Middlebury College. Mr. Israel, with over 30 years of corporate finance experience, has a strong business and financial background, especially in the natural resources sector. Mr. Israel’s corporate finance experience and his public company board experience, as well as his industry knowledge, make him a valuable addition to our Board and our Audit Committee.

Stuart B. Katz, age 57, previously served on the Board from 2002 to 2008 and was reappointed to serve on the Board in April 2011. Mr. Katz serves on our Audit and Compensation Committees. Since 2007, Mr. Katz has served as Chief Executive Officer of Alconox, Inc., a private company engaged in the manufacturing and marketing of specialty chemicals. From 2001 to 2010, Mr. Katz was a Managing Director of Jefferies Capital Partners (“JCP”), a private equity investment fund. In 2002, Mr. Katz joined the Board in connection with JCP’s investment in the Company. In May 2008, Mr. Katz declined to stand for reelection to the Board in connection with JCP’s divestment of its remaining equity interest in the Company. Prior to joining JCP in 2001, Mr. Katz had been an investment banker with Furman Selz LLC and its successors for over 16 years. Mr. Katz received a B.S. in engineering from Cornell University and a J.D. from Fordham Law School. Mr. Katz is a member of the bar of the State of New York. Mr. Katz also serves as a member of the boards of directors of several private companies. Mr. Katz brings valuable leadership and management skills as a result of his role as Chief Executive Officer of Alconox, as well as a result of his service as a member of the board of directors of a number of other companies, including other public companies. We believe that this experience, as well as the investment management experience he has gained through the ownership of controlling equity positions in connection with his activities with JCP, make him a valuable part of our Board and member of our Audit Committee and Compensation Committee.

Tracy W. Krohn, age 57, has served as Chief Executive Officer since he founded the Company in 1983, as President from 1983 until 2008, as Chairman of the Board since 2004 and as Treasurer from 1997 until 2006. He is also a member of the Nominating and Corporate Governance Committee. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company, from 1982 to 1983, Mr. Krohn was senior engineer with Taylor Energy. From 1996 to 1997, Mr. Krohn was also Chairman and Chief Executive Officer of Aviara Energy Corporation in Houston, Texas. He also serves on the board of directors of a privately owned company. As founder of the Company, Mr. Krohn is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Krohn has successfully grown the Company through his exceptional leadership skills and keen business judgment.

S. James Nelson, Jr., age 69, has served on the Board since January 2006. He is currently Chair of the Audit Committee and also serves as Presiding Director. In 2004, Mr. Nelson retired after 15 years of service from Cal Dive International, Inc., a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer from 1990 to 2000, Vice Chairman from 2000 to 2004 and a director. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc. and from 1980 to 1985 was the Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co., where he became a partner in 1976. Mr. Nelson received a B.S. in Accounting from Holy Cross College and holds a M.B.A. from Harvard University. He is also a certified public accountant. Additionally, Mr. Nelson has served on the boards of directors and audit committees of Oil States International, Inc., a diversified oilfield service company, ION Geophysical (formerly Input/Output, Inc.), a seismic services provider and Genesis Energy, LP, a midstream master limited partnership which operates pipelines and provides services to refineries and industrial gas users. From 2005 until the company’s sale in 2008, he was also a member of the board of directors, Compensation Committee and Audit Committee of Quintana Maritime LTD, a provider of dry bulk shipping services based in Athens, Greece. Mr. Nelson has an extensive background in public accounting both from his time as a Partner at Arthur Andersen & Co. and his time as Chief Financial Officer at various companies. Mr. Nelson’s service on audit committees of other companies enables him to remain current on audit committee best practices and current financial reporting developments within the energy industry. We believe these experiences and skills qualify him to serve as the Chair of our Audit Committee.

B. Frank Stanley, age 57, has served on the Board since 2009. Mr. Stanley serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. He is currently Co-Chief Executive Officer and Chief Financial Officer of Retail Concepts, Inc., a privately-held retail chain of 28 stores in 13 states with over seven hundred employees. Prior to joining Retail Concepts, Inc. in 1988, he was Chief Financial Officer of Southpoint Porsche Audi WGW Ltd. from 1987 to 1988. From 1985 to 1987, he was employed by KPMG Peat Marwick, holding the position of Manager, Audit in 1987. From 1983 to 1984, he was Chief Financial Officer of Design Research, Inc., a manufacturer of housing for offshore drilling platforms. From 1980 to 1982, he was Chief Financial Officer of Tiger Oilfield Rental Co., Inc. and, from 1977 to 1979, he was an accountant with Trunkline Gas Co. Mr. Stanley holds a B.B.A. in Accounting from Texas A&M University and is a certified public accountant. Mr. Stanley has an extensive background in accounting and financial matters, which qualify him for service as a member of our Board and Audit, Compensation, and Nominating and Corporate Governance Committees.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE SEVEN NOMINEES LISTED ABOVE.

PROPOSAL 2

AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

Our authorized capital stock currently consists of 118,330,000 shares of Common Stock and 2,000,000 shares of preferred stock. As of April 5, 2012, the Record Date for the Annual Meeting, 74,351,533 shares of Common Stock were issued and outstanding and no shares of preferred stock have been issued.

On February 23, 2012, the Board declared it advisable to increase the number of authorized shares of preferred stock to 20,000,000 shares, with no change in the par value of the shares of preferred stock.

If this proposal is adopted, the increase will become effective upon the filing of the amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Texas. The form of the proposed amendment to our Articles of Incorporation to effect the share increase is set forth below.

If the proposal is adopted by the shareholders, the first paragraph of Article IV of the Company’s Articles of Incorporation would be amended to read as follows:

“The aggregate number of shares of capital stock which the corporation shall have authority to issue is one hundred thirty eight million three hundred thirty thousand (138,330,000) shares, of which one hundred eighteen million three hundred thirty thousand (118,330,000) shares shall be designated as Common Stock, par value $.00001 per share, and twenty million (20,000,000) shares shall be designated as Preferred Stock, par value $.00001 per share.”

The Board believes it is in the Company’s best interests to increase the number of authorized shares of preferred stock in order to increase our flexibility for equity financing. The Company has no present intention to issue any shares of preferred stock. However, the Board believes that the Company should have the flexibility of having additional shares of preferred stock authorized for issuance in the future without further shareholder approval in connection with various general corporate purposes, including stock dividends, stock splits, acquisitions and raising additional capital.

Shareholders’ current ownership of Common Stock will not give them automatic rights to purchase any of the additional authorized shares. If the proposed amendment to the Articles of Incorporation is adopted, the additional authorized shares of preferred stock will be available for issuance from time to time at the discretion of the Board without further action by the shareholders. Article IV of the Articles of Incorporation authorizes the Board, without further shareholder approval, to issue preferred stock having such designations, powers, preferences and rights as may be determined by the Board. Holders of preferred stock would have such voting rights as may be provided for by law and as determined by the Board.

Although an increase in the number of authorized shares of preferred stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Board is not proposing the amendment to the Articles of Incorporation in response to any effort to accumulate the Company’s stock or obtain control of the Company by means of a merger, tender offer, or solicitation in opposition of management. Also, while the Company has no present intention of issuing any shares of preferred stock to cause an anti-takeover effect or for any other purpose, the issuance of preferred stock could have other anti-takeover effects under certain circumstances. Because the voting rights to be accorded to any series of preferred stock have not yet been determined by the Board, the holders of preferred stock may be authorized by the Board to vote separately as a class in connection with approval of certain extraordinary corporate transactions or be given a large number of votes per share. Such preferred stock could also be convertible into a large number of shares of Common Stock under certain circumstances or have other terms which might render the acquisition of a controlling interest in the Company more difficult or more costly. Shares of preferred stock could be privately placed with purchasers who might side with the management of the Company in opposing a hostile tender offer or other attempt to obtain control. The issuance of preferred stock as an anti-takeover device might preclude shareholders from taking advantage of a situation which might be favorable to their interests.

The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required for approval of the amendment to the Company’s Articles of Incorporation set forth above.

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of our Board appointed Ernst & Young LLP (“Ernst & Young”), independent public accountants, to audit our consolidated financial statements as of and for the year ending December 31, 2012. We are advised that no member of Ernst & Young has any direct or material indirect financial interest in our Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent accountants. A representative of Ernst & Young is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Ernst & Young has served as independent auditor for the Company since 2000. The aggregate fees and costs billed by Ernst & Young and its affiliates to the Company for the years ended December 31, 2011 and 2010 are identified below.

	2011	2010
Audit fees (1)	$1,805,500	$1,612,000
Tax fees (2)	159,920	172,185
All other fees (3)	2,160	3,020

	$1,967,580	$1,787,205

(1)	Includes fees for the audit of our annual consolidated financial statements, including the effectiveness of our internal control over financial reporting, reviews of our quarterly consolidated financial statements, fees for issuance of comfort letters and consents related to our debt and equity offerings, and reviews of various documents filed with the Securities and Exchange Commission (“SEC”).
(2)	Includes fees for preparation of federal and state tax returns, tax planning advice, IRS audit support and review of tax related issues with respect to proposed transactions.
(3)	Includes an annual fee for access to an accounting literature database.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST  & YOUNG AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

Audit Committee Report

The Board adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. In addition, the Board appointed the undersigned directors as members of the Audit Committee. Each year, the Audit Committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Audit Committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “10-K”), the Audit Committee:

•	met quarterly with the Company’s internal audit manager to review the scope of their review of internal controls and the quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

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met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

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discussed with the Company’s senior management, independent auditors and appropriate Company financial personnel the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

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reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance”;

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recommended, based on these reviews and discussions, as well as private discussions with the independent auditors and appropriate Company financial personnel, to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

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determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal 3, Ratification of Appointment of Independent Accountants), are compatible with maintaining the independence of the independent auditors. The Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or, in certain cases, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2011 and on the representations of the independent auditors included in their report on the Company’s financial statements.

The Audit Committee met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by Ernst & Young. The Audit Committee has determined that the provision of Ernst & Young’s non-audit services is compatible with maintaining Ernst & Young’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee.

S. James Nelson, Jr.        Samir G. Gibara        Robert I. Israel        Stuart B. Katz        B. Frank Stanley

    (Chair)

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors. A complete copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Because Tracy W. Krohn, the Company’s Chairman and Chief Executive Officer, controls approximately 52.77% of the outstanding shares of Common Stock, the Company is a “controlled company” under NYSE Corporate Governance Rules. Accordingly, the Company is not required to maintain a (i) majority of independent directors on the Board, (ii) Nominating and Corporate Governance Committee composed entirely of independent directors or (iii) Compensation Committee composed entirely of independent directors. Notwithstanding these exemptions, a majority of the directors on the Board are independent. In addition, the Company requires that the Compensation Committee of the Board consist entirely of independent directors, as is more fully discussed under the heading “—Standing Committees of the Board” below.

Independence

After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Krohn, is “independent” as that concept is defined by the NYSE’s Listed Company Manual. In reaching this conclusion, the Board determined that Mr. Stanley’s service as a trustee for a family trust controlled by Mr. Krohn did not impact his independence.

Board Leadership Structure

Tracy W. Krohn serves as the Company’s Chairman and Chief Executive Officer and controls approximately 52.77% of the outstanding shares of Common Stock. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, as well as due to Mr. Krohn’s role in founding the Company and his continued significant ownership interest in the Company.

Notwithstanding the Company’s status as a “controlled company” under the NYSE’s rules and the Company’s ability to rely on certain exemptions discussed above in “—Corporate Governance Guidelines; Code of Business Conduct and Ethics,” the Company complies with a number of the more strict NYSE governance standards, including having a majority of independent directors on the Board and having a Compensation Committee comprised solely of independent directors.

Standing Committees of the Board

The Board has three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As discussed above, the Company is a “controlled company” within the meaning of the rules of the NYSE, and, accordingly, is not required to maintain an independent Compensation Committee or an independent Nominating and Corporate Governance Committee. The Company believes, however, that it is in its best interests to have the Compensation Committee consist entirely of independent directors. As such, the Company’s Compensation Committee Charter adopted by the Board requires all members to be independent.

Audit Committee

Messrs. Nelson, Gibara, Israel, Katz and Stanley sit on the Company’s Audit Committee. Mr. Nelson is Chair of the Audit Committee. The Board has determined that each of Messrs. Nelson, Gibara, Israel, Katz and

Stanley are “independent” under the standards of both the NYSE and Section 10A of the Exchange Act and are financially literate and Mr. Nelson has been designated as the “audit committee financial expert,” as defined under the Exchange Act and the rules and regulations promulgated thereunder. In connection with his appointment, the Board considered the fact that Mr. Nelson is a member of the audit committees of three other public companies, and found that such simultaneous service will not, and does not, impair his ability to effectively serve on the Audit Committee of the Company.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent public accountants that audit the Company’s financial statements and approving any other services provided by the independent public accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) monitoring the operation of such system and the integrity of the Company’s financial statements, monitoring the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) periodically reporting to the Board concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal accounting function and the management of the Company. The Audit Committee’s functions are further described under the heading “Proposal 3, Ratification of Appointment of Independent Accountants—Audit Committee Report.” A copy of the Audit Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

Ms. Boulet and Messrs. Krohn and Stanley serve as members of the Nominating and Corporate Governance Committee of the Board. Ms. Boulet is Chair of the Nominating and Corporate Governance Committee. Ms. Boulet and Mr. Stanley are the only members of the Nominating and Corporate Governance Committee considered independent as defined by the NYSE’s Listed Company Manual. The purpose of the Nominating and Corporate Governance Committee is to nominate candidates to serve on the Board and to recommend director compensation. Once the Nominating and Corporate Governance Committee has recommended director compensation, the Board subsequently approves director compensation. The factors and processes used to select potential nominees are more fully described in the section entitled “—Identifying and Evaluating Nominees for Directors.” The Nominating and Corporate Governance Committee is also responsible for monitoring a process to annually assess Board effectiveness, developing and implementing corporate governance guidelines and taking a leadership role in regulating the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee

Messrs. Gibara, Katz and Stanley serve as members of the Compensation Committee. Mr. Gibara is the Chair of the Compensation Committee. If reelected to serve a new term on the Board, Ms. Boulet will also serve on the Compensation Committee. All of these individuals qualify as (i) independent under NYSE listing standards and the Company’s corporate governance guidelines, (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and (iii) “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee performs an annual review of the compensation and benefits of the executive officers and senior management, establishes and reviews general policies related to employee compensation and benefits and administers the Incentive Compensation Plan and the Directors Compensation Plan. Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the Chief Executive Officer of the Company. The Compensation Committee has the power to delegate some or all of its power and authority in administering the Incentive Compensation Plan of the Company to the Chief Executive Officer, other senior members of management or committee or subcommittee, as the Committee deems appropriate. However, the Compensation Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Exchange Act. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Consulting Fees and Services

Other than services involving only broad-based non-discriminatory plans or providing survey information, our compensation consultant did not provide non-executive compensation consulting services to the Company in an amount in excess of $120,000 in 2011. Please read “Compensation Discussion and Analysis—Role of the Compensation Committee, its Consultants and Management” for more information about the role of our compensation consultant in our executive compensation programs.

Meetings of the Board and the Committees of the Board

During 2011, the Board held six meetings, the Compensation Committee held seven meetings, the Nominating and Corporate Governance Committee held two meetings and the Audit Committee held five meetings. All of the directors attended at least 75% of the meetings of the Board and at least 75% of the meetings of the committees on which they served during 2011.

The Company’s directors are encouraged to attend the Annual Meeting, but the Company does not otherwise have a policy regarding such attendance. All directors were present at the Annual Meeting held in 2011.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, to our knowledge no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board. Pursuant to Section 12 of the Company’s Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Corporate Secretary of the Company. The Company’s Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination. To be considered a timely nomination, the shareholder’s notice must be delivered to the Corporate Secretary at the Company’s principal office no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting and no earlier than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under the heading “—Identifying and Evaluating Nominees for Directors.”

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

Thomas F. Getten

Corporate Secretary

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee then recommends nominees to the Board to be presented for election as directors at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: independent business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity of background, experience and competencies that the Board desires to have represented; age; skills; occupation; and understanding of financial statements and financial reporting systems.

The Nominating and Corporate Governance Committee will also consider and weigh these factors in light of the current composition and needs of the Board.

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. The Board and shareholders adopted the 2004 Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,918 shares of Common Stock were initially reserved for issuance under the 2004 Directors Compensation Plan.

We provide each of the non-employee directors of the Company the following compensation:

(i) an annual retainer of $110,000, payable in equal quarterly installments;

(ii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s 2004 Directors Compensation Plan covering shares of Common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual board meeting) equal to $70,000;

(iii) compensation of $1,500 for each meeting of the Board or any Board committee meeting attended;

(iv) compensation of $1,000 for each Board unanimous written consent executed;

(v) compensation of $1,500 for each day that a Board member attends a seminar (up to two seminars a year) concentrating on matters relating to responsibilities of Board members;

(vi) compensation of $5,000 for serving on any committee of the Board (except Chair of the Audit Committee);

(vii) compensation of $5,000 for serving as chair of any committee of the Board (except Chair of the Audit Committee); and

(viii) compensation of $15,000 for serving as Chair of the Audit Committee of the Board.

The terms of the restricted stock grant are as set forth in the Company’s 2004 Directors Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant.

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in 2011:

2011 Director Compensation Table

Name (1)	Fees Earned or Paid in Cash		Stock Awards (2)(3)	Total
Virginia Boulet	$142,000		$70,000	$212,000
Samir G. Gibara	152,903		70,000	222,903
Robert I. Israel	135,500		70,000	205,500
Stuart B. Katz	116,944	(4)	70,000	186,944
S. James Nelson, Jr.	150,194	(5)	70,000	220,194
B. Frank Stanley	149,500		70,000	219,500

(1)	J. F. Freel was our Chairman Emeritus and Corporate Secretary until he passed away on December 2, 2011. He received no compensation for his service as a director. In 2011, he was not one of our most highly compensated executive officers and therefore his compensation is not reported in the Summary Compensation Table.
(2)	The amounts reflect the grant date fair value of stock awarded during 2011, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

(3)	As of December 31, 2011, each director has the following aggregate number of outstanding shares of restricted stock accumulated for all years of service as a director: Virginia Boulet—9,338 shares; Samir G. Gibara—9,338 shares; Robert I. Israel—9,338 shares; Stuart B. Katz—2,518 shares; S. James Nelson, Jr.—9,338 shares; and B. Frank Stanley—9,338 shares.
(4)	The cash fees earned by Mr. Katz were paid to Stuart Capital LLC, a wholly-owned designee of Mr. Katz.
(5)	The cash fees earned by Mr. Nelson were paid to FSD Corporation, a wholly-owned designee of Mr. Nelson.

Director Stock Ownership Guidelines. Effective as of January 1, 2011, our Board adopted amendments to the director stock retention guidelines (the “Director Policy”). The Director Policy applies to each of our non-employee directors. No such director may sell or transfer any shares of the Company’s Common Stock that such director beneficially owns (e.g., by a spouse or other immediate family member residing in the same household or a trust for the benefit of the director or his or her family) until he or she beneficially owns a number of shares of Company Common Stock, having an aggregate value of at least $500,000.

Communications with the Board

At each regular meeting of the Board, the non-employee directors meet in scheduled executive sessions without management. The non-employee directors elected S. James Nelson, Jr. as the Presiding Director of those meetings. As set forth on the Company’s website (www.wtoffshore.com), interested parties who would like to contact Mr. Nelson on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of April 5, 2012, based on the 74,351,533 shares of Common Stock outstanding on that date, of (i) the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers, (ii) each of the Company’s directors and nominees, (iii) all executive officers and directors of the Company as a group, and (iv) each person who beneficially owns more than 5% of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Common Stock
Tracy W. Krohn (2)(3)	39,234,187	52.77%
Virginia Boulet	23,507	*
Samir G. Gibara	21,528	*
Robert I. Israel	23,036	*
Stuart B. Katz	17,518	*
S. James Nelson, Jr.	33,073	*
B. Frank Stanley	39,382	*
Jamie L. Vazquez	88,247	*
Stephen L. Schroeder	96,013	*
John D. Gibbons	33,190	*
Thomas F. Getten	13,640	*

Directors and Executive Officers as a Group (11 persons)	39,623,321	53.29%
FMR LLC (4)	4,000,100	5.38%
82 Devonshire Street Boston, MA 02109
Parnassus Investments (5)	3,840,000	5.16%
1 Market Street, Suite 1600 San Francisco, CA 94105

*	Less than one percent.
(1)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.
(2)	Of the shares held by Mr. Krohn, 27,225 shares are held indirectly through the Krohn 2008 Irrevocable Trust, the beneficiaries of which are Mr. Krohn’s children. Mr. Krohn disclaims beneficial ownership of these shares.
(3)	Includes 125,000 shares pledged as security in a margin account.
(4)

The number of shares beneficially owned as indicated in the table and in this notice with respect to FMR LLC (“FMR”) is based solely on the Schedule 13G/A filed by FMR with the SEC on February 14, 2012. According to the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,000,100 shares or approximately 5.380% of the Common

Stock outstanding of the Company as of March 14, 2012 as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership by one investment company, Fidelity Low-Priced Stock Fund, amounted to 4,000,100 shares or approximately 5.380% of the Common Stock outstanding as of March 14, 2012. Edward C. Johnson 3d and FMR, through its control of Fidelity and the Funds, each has sole power to dispose of the 4,000,100 shares owned by the funds. The Schedule 13G/A states that members of the family of Edward C. Johnson 3d, Chairman of FMR, representing 49% of the voting power of FMR may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR. According to the Schedule 13G/A, the Funds’ Boards of Trustees has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(5)	The number of shares beneficially owned as indicated in the table and in this notice with respect to Parnassus Investments is based solely on the Schedule 13G/A filed by Parnassus Investments with the SEC on February 8, 2012. According to the Schedule 13G/A, Parnassus Investments’ clients beneficially own 3,840,000 shares or approximately 5.165% of the outstanding Common Stock of the Company as of March 14, 2012. Parnassus Investments reported sole voting and dispositive power with respect to 3,840,000 shares and no shared voting or dispositive power. Some of Parnassus Investments’ clients who beneficially own the Company’s Common Stock are investment companies registered under Section 8 of the Investment Company Act of 1940.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information with respect to the equity compensation plans available to directors, officers, certain employees and certain consultants of the Company at December 31, 2011.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,732,703	N/A	(2)	1,105,825
Equity compensation plans not approved by security holders	—	—		—

Total	1,732,703	N/A		1,105,825

(1)	Our equity compensation plans are the Amended and Restated Incentive Compensation Plan and the Director Compensation Plan. Column (a) consists of restricted stock units granted and unvested and excludes restricted shares issued and unvested. Column (c) consists of shares available for issuance under both plans excluding amounts in column (a).
(2)	The securities granted under the plans are restricted stock and restricted stock units, which do not have an exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. SEC rules require these persons to furnish us copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2011 and written representations that no other reports were required with respect to 2011, these persons complied with applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides a general description of our compensation program and specific information about its various components, which are largely base salaries, short- and long-term incentive and retention programs, retirement plans and health and welfare benefits. This Compensation Discussion and Analysis also provides information about our Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers (the “Named Executive Officers”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table and other compensation tables that follow this Compensation Discussion and Analysis:

•	Tracy W. Krohn—Chairman and Chief Executive Officer

•	Jamie L. Vazquez—President

•	John D. Gibbons—Senior Vice President, Chief Financial Officer and Chief Accounting Officer

•	Stephen L. Schroeder—Senior Vice President and Chief Operating Officer

•	Thomas F. Getten—Vice President, General Counsel and Corporate Secretary

Compensation Philosophy and Objectives

The primary objectives of our compensation program for the Named Executive Officers are to attract, as needed, and retain the best possible executive talent, to stimulate the Company’s Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase the Company’s oil and gas reserves, production rates, earnings per share and Adjusted EBITDA Margin and to appropriately manage lease operating expenses (“LOE”), general and administrative (“G&A”) expense and finding and development (“F&D”) costs. Under its charter, the Compensation Committee sets the compensation of our Chief Executive Officer and reviews and approves the evaluation process and the compensation of our other Named Executive Officers. The Compensation Committee has approved metrics by which executive cash incentives and stock-related incentives will be awarded through the Company’s incentive plans. In that effort, the Compensation Committee applied the following compensation strategies in connection with its deliberations:

•

To compensate the Company’s Named Executive Officers so that their aggregate compensation compares favorably with the total compensation of executives at peer group companies as well as companies with similar areas of operations and revenues in the oil and gas industry.

•	To provide over 50% of the Named Executive Officers’ total compensation in the form of equity-based incentive compensation based upon the Company’s performance.

•

To subject all short- and long-term incentive compensation awards to defined performance-based targets as approved by the Compensation Committee (as such, these awards comply with Section 162(m) of the Code and are deductible for purposes of calculating federal income tax).

It has historically been our strategy to compensate our Named Executive Officers under the same plan with respect to short-term incentive compensation as our other employees, albeit at a higher potential award level.

Role of the Compensation Committee, its Consultants and Management

Our Board has entrusted the Compensation Committee to carry out the Board’s overall responsibility relating to the compensation of our Named Executive Officers. Our Chief Executive Officer and President also play an important role in the executive compensation process by overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed. All final approvals regarding our Named Executive Officers’ compensation remain with the Compensation Committee. Finally, the Company has retained an independent consulting firm experienced in executive and overall compensation practices and policies to assist the Compensation Committee in calibrating the form and amount of executive compensation, as applicable.

The Compensation Committee typically works with our Chief Executive Officer and President to implement and promote our executive compensation strategy. Our Chief Executive Officer and President are instrumental to this process. The most significant aspects of management’s involvement in this process are:

•	preparing meeting agendas and materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	meeting with compensation consultants, legal counsel or other advisors;

•	recommending our business goals, subject to approval by the Compensation Committee;

•	providing background information regarding our business goals; and

•	recommending the compensation arrangements and components for our employees, including Named Executive Officers.

The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer and President, compensation consultants and any legal counsel or other advisors deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the Named Executive Officers other than our Chief Executive Officer and President. In the case of our Chief Executive Officer and President, the Compensation Committee reviews and discusses each compensation component, together with compensation consultants and any counsel, other advisors or members of management deemed appropriate by the Compensation Committee. Following this review, the Compensation Committee, meeting without management in attendance, sets the salary and other compensation of our Chief Executive Officer and President.

Market Analysis

When making compensation decisions, the Compensation Committee considers comparative compensation information of select peer and industry companies as a reference in its review and approval of compensation for our Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation.

Towers Watson was retained by the Company with the approval of the Compensation Committee as an independent compensation consultant to provide this comparative executive compensation analysis. In June 2011, Towers Watson provided us comparative compensation data based on the following proprietary and confidential industry compensation surveys:

•	Towers Watson 2010 Oil & Gas Compensation Survey, consisting of data for selected companies with revenues less than $3 billion; and

•	Mercer 2010 Energy Industry Surveys, consisting of data for selected companies engaged in exploration and production of oil and gas with revenues of approximately $1 billion to $3 billion.

Towers Watson also provided us comparative compensation data based on its review of the 2010 proxy statements of the following companies, which were selected based on having revenues and areas of operations similar to those of the Company (the “2010 Peer Group”): Comstock Resources, Inc., Plains Exploration &

Production Company, Quicksilver Resources Inc., Cabot Oil & Gas Corporation, McMoRan Exploration Co., SM Energy Company, ATP Oil & Gas Corporation, Energy XXI (Bermuda) Limited, Forest Oil Corporation, Newfield Exploration Company, Noble Energy, Inc., Venoco, Inc., Whiting Petroleum Corporation and Stone Energy Corporation.

The Compensation Committee determined that our peer group should be reviewed annually. In August 2011, the Compensation Committee revised the 2010 Peer Group (based on companies having market capitalizations, revenues and areas of oil and gas operations similar to the Company) to include the following companies (the “Peer Group”):

•	Apache Corporation

•	Comstock Resources, Inc.

•	Cabot Oil & Gas Corporation

•	McMoRan Exploration Co.

•	Energy XXI (Bermuda) Limited

•	SM Energy Company

•	ATP Oil & Gas Corporation

•	Forest Oil Corporation

•	Newfield Exploration Company

•	SandRidge Energy, Inc.

•	Bill Barrett Corp.

•	Stone Energy Corporation, and

•	Swift Energy Co.

Plains Exploration & Production Company, Quicksilver Resources Inc., Noble Energy, Inc., Venoco, Inc., and Whiting Petroleum Corporation were dropped from the Peer Group in 2011, and Apache Corporation, SandRidge Energy, Inc., Bill Barrett Corp. and Swift Energy Co. were added in 2011. Certain companies were included with larger capitalizations because of their principal location in Texas and the fact that they compete with the Company for personnel.

In October 2011, Towers Watson provided us an update of its compensation analysis and overview of compensation practices based on 2011 published survey sources and 2011 proxy filings. Towers Watson provided comparative compensation data based on its review of the 2011 proxy statements of the 2011 Peer Group. The Compensation Committee was provided data at the 25th, 50th and 75th percentiles for each executive position and for each pay component. The data was adjusted, for differences in individual responsibilities and duties and differences in revenue scope for each position relative to comparator company positions.

Although the Compensation Committee reviews all data, at the Compensation Committee’s direction, management assembles the data collected by its compensation consultant and provides that information to the Compensation Committee. Using this data, total compensation, consisting of cash and equity, is generally targeted within 50th percentile and the 75th percentile for a comparable position.

Because the comparative compensation information is just one of the inputs used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of officer’s duties and responsibilities as compared to the corresponding position in the survey and Peer Group, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our company. In setting compensation for 2011, the Compensation Committee and Towers Watson used 2010 and 2011 compensation data.

Elements of Executive Compensation

Our Named Executive Officers’ compensation currently has three primary components—base salary, annual cash incentive compensation and long-term incentive compensation. Pursuant to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (the “Restated Incentive Plan”), we may grant cash incentive awards, stock-based awards or a combination of both. In 2010, we established cash incentive awards and performance-based restricted stock unit awards (“RSUs”). Each component of the compensation program serves a particular purpose. Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels. Annual cash incentive awards are granted to incentivize our Named Executive Officers to assist the Company in achieving its performance goals, as well as to achieve their individual performance goals. The performance-based RSU award is designed to align the interests of Named Executive Officers and shareholders with regard to long-term financial performance of the Company and to support retention of our Named Executive Officers. In addition, our Named Executive Officers participate in the benefit plans and programs that are generally available to all employees of the Company and receive perquisites and other personal benefits, all of which are intended to be part of a competitive overall compensation program.

Base Salary. Base salaries for our Named Executive Officers are established based on their role within the Company and the scope of their responsibilities, taking into account between the 50th and the 75th percentile of market compensation paid by the Peer Group and survey companies described above. Their base salaries are reviewed annually and adjusted from time to time to realign salaries with those market levels after taking into account individual responsibilities, performance, experience and/or cost of living.

Annual Cash Incentive Compensation Plan

We grant annual cash incentive awards pursuant to the Restated Incentive Plan. For 2011, our executive annual incentive cash awards program (the “Cash Incentive Awards”) is designed to align executive officer pay with the Company’s financial performance, as well as performance against important short-term initiatives. The Cash Incentive Awards reward our Named Executive Officers based on the achievement of company and individual performance objectives (the “Performance Metrics”). Under the plan, the Compensation Committee establishes threshold, target and maximum award payout opportunities for each Named Executive Officer as a percentage of annual base salary (the “target cash incentive amount”) at certain levels of performance. If threshold performance is achieved for all Performance Metrics, including individual performance, then the Named Executive Officer would be entitled to receive 50% of his or her target cash incentive amount. If target performance is achieved, then the Named Executive Officer is entitled to receive 100% of his or her target cash incentive amount. Maximum performance results in a payout amount equal to 200% of the Named Executive Officer’s target cash incentive amount. If the performance achieved for all Performance Metrics does not result in a payout of 40% or more of the Named Executive Officer’s target cash incentive amount, then the Named Executive Officer shall not be entitled to any cash incentive award. For the Named Executive Officers, the fiscal 2011 target cash incentive amounts were as follows:

Named Executive Officer	2011 Target Cash Incentive Amount as a % of Base Salary
Tracy W. Krohn	100%
Jamie L. Vazquez	90%
John D. Gibbons	90%
Stephen L. Schroeder	75%
Thomas F. Getten	80%

To arrive at the 2011 payout number, the 2011 annual cash incentive award was contingent upon our attainment of the following criteria under the Restated Incentive Plan. The following is a description of the 2011 Performance Metrics under the Restated Incentive Plan:

	Threshold Objective	Threshold Weighting	Target Objective	Target Weighting	Maximum Objective	Maximum Weighting
Business Criteria
Production Growth (1)	Greater than 96 Bcfe	10%	Greater than 105 Bcfe	20%	Greater than 125 Bcfe	40%

Reserve Growth (2)	Greater than 116 Bcfe increase over 2010 year end reserves	10	Greater than 133 Bcfe increase over 2010 year end reserves	20	Greater than 150 Bcfe increase over 2010 year end reserves	40

F&D Costs (3)	Must not exceed $3.61/Mcfe at year end 2011	2.5	Must not exceed $3.50/Mcfe at year end 2011	5	Must not exceed $3.00/Mcfe at year end 2011	10

LOE and G&A (4)	No more than 9% increase	2.5	No more than a 7% increase	5	Less than 3% increase	10

Company Criteria
Net Earnings Per Share (diluted) (“EPS”)	Greater than $0.85/share	10	Greater than $1.00/share	20	Greater than $1.30/share	40

Adjusted EBITDA Margin Percentage (5)	Greater than 55% at year end 2011	10	Greater than 60% at year end 2011	20	Greater than 70% at year end 2011	40

Individual Criteria
Individual Performance (6)	Met Expectations	5	Exceeded Expectations	10	Far Exceeded Expectations	20

Total		50%		100%		200%

(1)	“Production Growth” calculations are based upon increases in production on a Mcfe basis between the Company’s 2010 fiscal year and the 2011 fiscal year. “Mcfe” is defined as one thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one barrel of crude oil or other liquid hydrocarbons.
(2)	The threshold, target and maximum levels for the “Reserve Growth” calculation are based upon additions/revisions to reserves on a Mcfe basis in the 2011 fiscal year in excess of fiscal 2010 production.
(3)	The Company’s “F&D Costs” are defined as total capital dollars spent in the 2011 fiscal year plus certain adjustments to asset retirement obligations, divided by proved reserves added during the 2011 fiscal year on a per Mcfe basis.
(4)	The threshold, target and maximum levels for the LOE and G&A calculation are based upon a per Mcfe comparison and limit increases of such costs between the 2010 fiscal year and the 2011 fiscal year (excluding hurricane expenses and hurricane insurance credits).
(5)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenues for the period. EBITDA is defined as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, and accretion, and Adjusted EBITDA excludes from EBITDA, if applicable, the unrealized gain or loss related to our derivative contracts, loss on extinguishment of debt, royalty relief recoupment and adjustments related to a transportation allowance for deep-water production.
(6)	The individual performance criteria considered for each Named Executive Officer are described in greater detail below.

Attaining or exceeding the performance objectives of the Performance Metrics is not assured and requires significant effort by our Named Executive Officers. Where performance is achieved between threshold, target and maximum objectives, the Company interpolates the payout amount.

Long-term Performance Restricted Stock Unit Awards

We granted performance-based RSUs to each Named Executive Officer during 2011. When determining the size of the awards, we consider the proportion of equity-based incentives to salary and cash incentives as compared to proportions granted by the Peer Group and survey companies. For 2011, we determined that the size of each Named Executive Officer’s target RSU grant would be based upon a specific percentage of the officer’s 2011 base salary, taking into consideration the fact that the normal vesting schedule for each award will span a period of approximately three years. The number of RSUs that were initially granted to each Named Executive Officer was determined by multiplying the target percentage below by each Named Executive Officer’s base salary, divided by a number that equaled the closing price per share of our common stock on August 3, 2011, which was $26.93. For example, Mr. Krohn was awarded 148,533 RSUs (400% times $1,000,000 divided by $26.93).

Named Executive Officer	2011 RSU Grant as a % of Base Salary
Tracy W. Krohn	400%
Jamie L. Vazquez	350%
John D. Gibbons	300%
Stephen L. Schroeder	210%
Thomas F. Getten	225%

If the participant was on unpaid leave or was not employed during the entire performance period, the participant forfeited performance-based RSUs granted in 2011 in the same proportion as the ratio of (a) the difference between the participant’s annualized base salary in effect at the commencement of the performance period and such participant’s actual base salary received during the performance period to (b) the participant’s annualized base salary in effect at the commencement of the performance period.

The vesting of the performance-based RSUs awarded in 2011 was contingent upon meeting the following earnings per share targets for 2011 which are the “threshold,” “target” and “maximum” performance levels for the RSU awards:

Performance Level	% of Award Available for Vesting
Level 1: EPS > $1.00	100%
Level 2: EPS > $0.85	75%
Level 3: EPS ≥ $0.70	50%
Level 4: EPS < $0.70	0%

Upon achievement of the earnings per share target for the 2011 performance period, the RSUs remain subject to a time-based vesting requirement and fully vest on December 15, 2013.

Other Compensation and Benefits. All of our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.

Perquisites and Other Personal Benefits. We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions. Under an arrangement between the Company and the Chief Executive Officer, which was originally entered into in 2004 and subsequently amended in 2010, Mr. Krohn is entitled to the use of Company-owned (in which the Company has a fractional interest) or chartered aircraft for personal travel. This benefit is reported as “other compensation” in the Summary Compensation Table that follows. For security reasons and to facilitate efficient business travel, Mr. Krohn may use Company-provided aircraft for both business and personal travel. The Company reflects the amounts attributable to Mr. Krohn’s personal aircraft usage in the Summary Compensation Table as required by the proxy rules. In addition, aircraft personally owned by Mr. Krohn may be chartered by the Company and used by Mr. Krohn for any purpose. In 2011, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 190.1 flight hours. The costs to the Company to charter Mr. Krohn’s aircraft may not exceed the cost to charter aircraft owned by a third party, which meets the needs for such trip, taking into account required seating capacity, operational requirements and flight duration.

Setting Executive Compensation in 2011

Base Salary. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.” Increases to the Chief Executive Officer’s salary are established by the Compensation Committee (and ratified by the Board), and for our other Named Executive Officers, our Chief Executive Officer and President recommend salary increases, which are reviewed and approved by the Compensation Committee.

For 2011, the primary factor in determining the amount of base salaries was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. After taking all these factors into consideration, the Compensation Committee determined that there were no changes necessary to the base salaries of our Named Executive Officers in 2011.

The following table reflects base salary amounts for the Named Executive Officers for 2011 and 2010:

Name	2011 Base Salary	2010 Base Salary
Tracy W. Krohn	$1,000,000	$1,000,000
Jamie L. Vazquez	530,400	530,400
John D. Gibbons	400,400	400,400
Stephen L. Schroeder	340,000	340,000
Thomas F. Getten	303,103	303,103

Annual Cash Incentive Compensation. The Board annually reviews the recommendation of executive management regarding the performance-based goals for the Company. As discussed above, the Board established the targets for 2011 using forecasts and other financial and operational data to include reserve growth, production growth, F&D containment, LOE containment, G&A cost containment and EPS minimum and individual performance metrics, which were selected due to the Board’s belief they are important measures of Company performance and, in turn, potential shareholder value. The following chart presents information about the Performance Metrics established by the Compensation Committee, the actual performance results and the actual percentage amounts that were paid out:

Business Criteria	Actual 2011 Company/ Individual Performance	Actual% of Target Cash Incentive Awarded
Production Growth	101.5 Bcfe	16.1%
Reserve Growth	317.2 Bcfe	40.0
F&D Costs	$2.38/Mcfe	10.0
LOE and G&A	$2.89/Mcfe	5.0

Company Criteria
EPS	$2.29	40.0
Adjusted EBITDA Margin	67%	34.0

Individual Criteria
Individual Performance	Exceeded Expectations	10.0

Total		155.1%

The Company exceeded the maximum objective for Reserve Growth, F&D Costs and EPS. The Company met or exceeded the target objective for LOE and G&A cost containment and Adjusted EBITDA Margin, and exceeded the threshold objective for Production Growth. Each Named Executive Officer met the expectations objective for Individual Performance, which resulted in a payout of 155.1% of target Cash Incentive Awards for each Named Executive Officer in 2011.

In connection with its review of the performance of each of our Named Executive Officers, the Compensation Committee specifically considered each executive’s leadership in achieving each of the business goals described above. The Compensation Committee also considered the difficulty of achieving the performance goals in the face of an extremely challenging economy. The following is a discussion of the material factors the Compensation Committee considered in assessing each Named Executive Officer’s contribution and achievement of his or her individual performance goals:

•

Tracy W. Krohn: In assessing Mr. Krohn’s performance, the Compensation Committee considered the leadership and strategic vision that he provides for the continued growth of the Company as reflected by the Company’s increase in reserves and new exploration and development activities. The Compensation Committee also considered his role in managing capital markets initiatives and communication with the investment community. Also, as a result of his significant ownership position in the Company, Mr. Krohn’s objectives are closely aligned with those of our shareholders.

•

Jamie L. Vazquez: In assessing Ms. Vazquez’s performance, the Compensation Committee considered her leadership in the successful management of the Company’s activities and employees to increase earnings, reserves and production, lower finding and development costs, limit increases in lease operating and general and administrative expenses. She was also instrumental in the implementation of the Company’s strategic agenda to ensure that all employees participated in achieving the Company’s goals in 2011.

•

John D. Gibbons: In assessing Mr. Gibbons’ performance, the Compensation Committee considered his continued leadership of the accounting and finance organization, including cash management strategies and capital markets strategies during challenging economic conditions. The Compensation Committee also considered his role in coordinating with lenders and the investment community.

•

Stephen L. Schroeder: In assessing Mr. Schroeder’s performance, the Compensation Committee considered his leadership of the Company operations in an extremely difficult regulatory environment. The Compensation Committee also considered his role in integrating newly acquired onshore and offshore properties into the Company.

•

Thomas F. Getten: In assessing Mr. Getten’s performance, the Compensation Committee considered his role as general counsel, head of the legal department consisting of two other attorneys and corporate secretary, including his management of legal issues that impacted the Company’s business.

Accordingly, the following chart presents information about the awards earned by each of our Named Executive Officers:

Named Executive Officer	2011 Incentive Payout as a % of Base Salary	$ Amount Earned
Tracy W. Krohn	155%	$1,551,000
Jamie L. Vazquez	140%	740,385
John D. Gibbons	140%	558,918
Stephen L. Schroeder	116%	395,505
Thomas F. Getten	124%	376,090

For more information on total compensation paid to our Named Executive Officers, see “Executive Compensation and Related Information—2011 Summary Compensation Table.”

Long-term Performance Restricted Stock Unit Award

As discussed above in “Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards,” a certain percentage of the 2011 RSU awards would be available for vesting depending on the level of EPS achieved. In 2011, the Company exceeded its Level 1 EPS target of $1.00, which resulted in the Company achieving its performance requirements for 100% of the 2011 RSUs granted under the Restated Incentive Plan. However, the RSUs are subject to further time-based vesting requirements and, subject to the terms of the employment agreements of our Named Executive Officers, will vest in full on December 15, 2013, provided the Named Executive is employed with the Company at that time. In 2011, the number of RSUs granted was determined so as to ensure that total target compensation, consisting of cash and equity, approximated between the 50th and the 75th percentile of the total compensation of the Peer Group and survey companies.

Compensation Policies

Tax and Accounting Treatment. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the Company’s chief executive officer and the three highest paid executive officers other than the chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. Awards to the Named Executive Officers under the Company’s incentive programs have been structured to qualify for this exemption when the Compensation Committee has determined that the structure was appropriate for the individual situation. However, the Compensation Committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit and may look at each situation and each award when determining how to structure any element of compensation granted to our covered officers.

The Company accounts for stock-based payments in accordance with the requirements of ASC Topic 718, by which compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because the Company may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by the Company may not always occur at the time the award is otherwise taxable to the employee.

Basis for Allocation among Incentives. Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Incentive awards under the Restated Incentive Plan may be granted in any one or a combination of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted stock, (e) performance shares, (f) restricted stock units and (g) cash.

Adjustment or Recovery of Awards upon Restatement of Company Performance. The Company does not have a formal policy with respect to whether its Named Executive Officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under the Restated Incentive Plan, however, the Compensation Committee has the authority to adjust financial targets when unforeseen events affect the Company’s results of operations.

Stock Ownership Guidelines. On February 24, 2010, our Board approved the adoption of the W&T Offshore, Inc. Stock Ownership and Retention Policy (the “Policy”). The Compensation Committee administers the Policy for employees subject to Section 16 of the Exchange Act, while our Chief Executive Officer and President administer the Policy for all other eligible employees. The Policy is applicable to all employees who are eligible to, and whom actually do, receive equity-based awards pursuant to the Restated Incentive Plan. The Policy requires our eligible employees to hold an amount of our Common Stock that will equate to set multiples of the amount of his or her annual base salary. Until such time as an employee owns the requisite amount of Common Stock, the employee is required to retain all shares of Common Stock that the employee owns or is granted. In addition, any cash amounts (net of taxes) received as payments for equity based cash awards, such as restricted stock units paid out in cash, must be used to purchase shares of Common Stock on the open market. Following the achievement of the amount and subject to any applicable securities laws, the individual may conduct any appropriate transactions with our Common Stock so long as he or she does not fall below the required amount as a result.

Common Stock that counts toward the satisfaction of the stock ownership level shall include: (a) shares of Common Stock owned outright by the employee and his or her immediate family members who also share the same household; (b) shares of Common Stock acquired upon an option exercise or upon the lapse of restrictions on other awards; (c) Common Stock purchased in the open market; and (d) deemed or actual stock investments due to an employee’s participation in the our 401(k) plan.

A hardship exemption may be granted to an employee prior to the time he or she has satisfied the initial ownership requirement. Prior to such time, the Plan Administrator holds the authority to relieve an employee from the Policy upon a determination that the employee has incurred a unique financial or personal situation where the Policy becomes inequitable in light of the employee’s circumstances. The penalty for noncompliance with the Policy may result in the suspension of any future grants or awards to the employee, or the employee’s base salary and compensation may be frozen at current levels until such time as the employee meets the terms of the Policy.

Employment Agreements, Severance Benefits and Change of Control Provisions

We maintain employment agreements with the Named Executive Officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions as well as change of control payments, are essential to retaining our talented management team and protecting our shareholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These employment agreements, including the potential severance and change of control provisions, are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation and Related Information—Potential Payments Upon Termination or a Change in Control.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by the officer for “good reason,” termination by us for “cause,” death or disability, each as defined in the applicable executive’s employment agreement.

The employment agreements between us and our Named Executive Officers and the related severance provisions are designed to meet the following objectives:

Change of Control. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. As a result, we provide severance compensation to the Named Executive Officers if the officer’s employment is terminated following a change of control transaction. Our intent is to promote the ability of the officer to act in the best interests of our shareholders even though his or her employment could be terminated as a result of the transaction.

Termination without Cause or for Good Reason. If we terminate the employment of a Named Executive Officer “without cause” or a Named Executive Officer terminates his or her employment for “good reason,” as each such term is defined in the applicable employment agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, non-solicitation and non-competition provisions ranging from six months to one year after termination. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our company and its shareholders.

2011 Shareholder Vote

In 2011, the Company held its first shareholder advisory vote on the compensation paid to our Named Executive Officers in 2010, which resulted in an excess of 75% of votes cast approving such compensation. As recommended by our Board, shareholders expressed their preference for a three year advisory vote on executive compensation, and the Company has implemented that recommendation. The Compensation Committee considered many factors in evaluating the Company’s executive compensation programs as discussed in this

Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives and review of data of our Peer Group, each of which is evaluated in the context of the Compensation Committee’s duty to act as the directors determine to be in shareholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding the Named Executive Officer’s compensation, the Compensation Committee did not make any material changes to our executive compensation program and policies as a result of the 2011 “say on pay” advisory vote. Given the support shareholders expressed in 2011 for the Company’s executive compensation programs, the Compensation Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers in 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee.

Samir G. Gibara	B. Frank Stanley	Stuart B. Katz
(Chair)

EXECUTIVE COMPENSATION AND RELATED INFORMATION

2011 Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to Mr. Krohn, our Chairman and Chief Executive Officer, Mr. Gibbons, our Chief Financial Officer, and the Company’s three other most highly compensated executive officers for the year ended December 31, 2011.

Name and Principal Position	Year	Salary	Cash Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Tracy W. Krohn	2011	$1,000,000	$—	$3,999,994	$1,551,000	$986,474	$7,537,468
Chairman and Chief	2010	1,000,000	—	3,999,996	1,243,000	741,410	6,984,406
Executive Officer	2009	1,038,462	500,000	—	—	433,121	1,971,583

Jamie L. Vazquez	2011	530,400	—	1,856,393	740,385	57,061	3,184,239
President	2010	530,400	—	1,856,397	593,358	12,250	2,992,405
	2009	529,615	—	—	—	11,106	540,721

John D. Gibbons	2011	400,400	—	1,201,186	558,918	19,005	2,179,509
Senior Vice President,	2010	400,400	—	1,201,197	447,927	17,805	2,067,329
Chief Financial Officer	2009	393,077	—	—	—	17,253	410,330
and Chief Accounting
Officer

Stephen L. Schroeder	2011	340,000	—	713,995	395,505	11,115	1,460,615
Senior Vice President	2010	340,000	—	680,004	295,834	11,115	1,326,953
and Chief Operating	2009	353,077	—	—	—	11,115	364,192
Officer

Thomas F. Getten	2011	303,103	—	681,975	376,090	14,700	1,375,868
Vice President, General	2010	303,103	—	681,979	301,406	12,250	1,298,738
Counsel and Corporate
Secretary (1)

(1)	Mr. Getten became an executive officer in August 2010. He was not an executive officer in 2009.
(2)	Mr. Krohn’s bonus award from 2009 is the only payment reflected in this column. All other cash incentives paid to the Named Executive Officers are reflected in the “Non-Equity Incentive Plan Compensation” column.
(3)	The amounts under “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718. The discussion of the assumptions used in calculating these values can be found in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.
(4)	The amounts under “Non-Equity Incentive Plan Compensation” reflect the cash portion of the Restated Incentive Plan for 2011 and 2010, which are accrued in the applicable fiscal year and paid in March of the following fiscal year.
(5)	Excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000. The amounts under “All Other Compensation” for 2011 include (i) for Mr. Krohn, $974,224 for incremental costs and gross-up for taxes on imputed income associated with his use of an airplane in which the Company owns a fractional interest and to reimburse him for the charter of his aircraft for his personal use, the costs of which represents the current market rates for equivalent use of chartered aircraft, and (ii) for Ms. Vazquez, $44,811 for incremental costs and gross-up for taxes on imputed income associated with her personal use of an airplane in which the Company owns a fractional interest. All other amounts under “All Other Compensation” include company matching contributions to our 401(k) plan.

2011 Grants of Plan-Based Awards

The following table sets forth information with respect to the possible awards that could have been payable for 2011 under the Restated Incentive Plan to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Grant			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tracy W. Krohn	N/A	500,000	1,000,000	2,000,000
	08/05/2011				74,267	111,400	148,533
Jamie L. Vazquez	N/A	238,680	477,360	954,720
	08/05/2011				34,467	51,700	68,934
John D. Gibbons	N/A	180,180	360,360	720,720
	08/05/2011				22,302	33,453	44,604
Stephen L. Schroeder	N/A	127,500	255,000	510,000
	08/05/2011				13,257	19,885	26,513
Thomas F. Getten	N/A	121,241	242,482	484,965
	08/05/2011				12,662	18,993	25,324

(1)	Performance based restricted stock units vest subject to first achieving certain earnings per share targets, which were satisfied in December 2011 and are discussed in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Compensation Plan—Long-term Performance Restricted Stock Unit Awards.” These units remain subject to time-vesting requirements.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We maintain employment agreements with each of the Named Executive Officers. On November 1, 2010, we entered into an employment agreement with Tracy W. Krohn, who serves as our Chairman and Chief Executive Officer. The November 1 agreement supersedes our previous employment agreement with Mr. Krohn. The term of the employment agreement is three years, subject to automatic extensions for an additional one-year period beginning on the first anniversary from the November 1, 2010 effective date of the agreement and on each anniversary date thereafter. The agreement provides for an initial base salary of $1,000,000 and also entitles Mr. Krohn to participate in the Company’s cash incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. His employment agreement provides that he is entitled to use of Company-owned (in which the Company has a fractional interest) or chartered aircraft for personal travel. For security reasons and to facilitate efficient business travel, the Company and Mr. Krohn entered into an arrangement in 2004 that was subsequently amended in 2010. Under the amended arrangement, Mr. Krohn may use Company-provided aircraft for both business and personal travel. In addition, aircraft personally owned by Mr. Krohn may be chartered by the Company and used by Mr. Krohn for any purpose. In 2011, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 190.1 flight hours. In any event, the costs to the Company to charter Mr. Krohn’s aircraft may not exceed the cost to charter aircraft owned by a third party, which meets the needs for such trip (taking into account required seating capacity, operational requirements and flight duration). The potential severance and change of control provisions within Mr. Krohn’s employment agreement are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.”

The employment agreements for the Named Executive Officers other than Mr. Krohn also have terms of three years, subject to automatic extension for an additional one-year period beginning on the first anniversary from the July 20, 2010 effective date of the agreements and on each anniversary date thereafter. The agreements also entitle the Named Executive Officers to participate in the Company’s cash incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. The potential severance and change of control provisions within the employment agreements are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.”

Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Compensation Plan—Long-term Performance Restricted Stock Unit Awards” for a discussion of the terms of the restricted stock unit awards.

Percentage of Base Salary and Cash Bonus in Comparison to Total Compensation

Name	Salary Percentage of Total Compensation
Tracy W. Krohn	13%
Jamie L. Vazquez	17%
John D. Gibbons	18%
Stephen L. Schroeder	23%
Thomas F. Getten	22%

Outstanding Equity Awards at December 31, 2011

The following table sets forth information regarding restricted stock units that have not vested for each of the Named Executive Officers outstanding as of December 31, 2011. All restricted stock for the Named Executive Officers vested on December 15, 2011. The Company did not grant option awards in 2011 and there are no stock options outstanding as of December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Tracy W. Krohn	575,883	$12,214,478
Jamie L. Vazquez	267,267	5,668,733
John D. Gibbons	172,937	3,667,994
Stephen L. Schroeder	99,163	2,103,247
Thomas F. Getten	98,185	2,082,504

(1)	The following awards were initially subject to earnings per share performance based vesting requirements, which were satisfied for 2010: Mr. Krohn (427,350), Ms. Vazquez (198,333), Mr. Gibbons (128,333), Mr. Schroeder (72,650), Mr. Getten (72,861). These awards vest in full on December 15, 2012. The following awards were initially subject to earnings per share performance based vesting requirements, which were satisfied for 2011: Mr. Krohn (148,533), Ms. Vazquez (68,934), Mr. Gibbons (44,604), Mr. Schroeder (26,513), Mr. Getten (25,324). These awards vest in full on December 15, 2013. Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Compensation Plan—Long-term Performance Restricted Stock Unit Awards.”
(2)	The market value of the shares of restricted stock units that have not vested was calculated using the closing price of the Company’s Common Stock on December 30, 2011 of $21.21 per share.

Stock Vested Table for 2011

The following table sets forth information regarding the vesting of restricted stock for each of the Named Executive Officers during 2011. No option awards were exercised in 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Tracy W. Krohn	—	$—
Jamie L. Vazquez	10,278	196,001
John D. Gibbons	11,511	219,515
Stephen L. Schroeder	9,665	184,312
Thomas F. Getten	8,663	165,203

(1)	The value realized on vesting was calculated using the closing price of the Company’s Common Stock on December 15, 2011 of $19.07 per share.

Potential Payments Upon Termination or a Change in Control

Each of the Company’s Named Executive Officers has an employment agreement with the Company.

Employment Agreement with Tracy W. Krohn

Mr. Krohn’s employment agreement provides for a potential severance payment in certain situations. In the event of his death or “disability” (generally defined as an accident, sickness or other circumstance which renders him mentally or physically incapable of performing his services for the Company), his compensation and benefits will terminate on the date of termination. If, during the term of his agreement, the Company terminates the employment of Mr. Krohn for any reason other than in connection with his death, disability, or for “cause” (generally defined to include Mr. Krohn’s fraud, embezzlement or misappropriation against the Company or our affiliates, any willful failure, neglect, or refusal to perform his duties under the agreement that results in an injury to the Company or an affiliate, or Mr. Krohn’s plea of guilty to, or his conviction of, a felony), or Mr. Krohn terminates his employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material adverse change in Mr. Krohn’s title, position or responsibilities), whether or not in connection with a change of control, Mr. Krohn will be entitled to receive his base salary until the actual termination date of his agreement and a severance payment in the amount of 3.0 times his annual base salary that is then in effect (the “CEO Severance Payment”); the CEO Severance Payment will be paid 60 days following his termination from employment (or six months following his termination of employment if he is considered a “specified employee” under Section 409A of the Code at that time). If he elects to continue coverage for himself and his dependents under the Company’s group health plans following his termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or “COBRA,” the Company shall reimburse Mr. Krohn for the cost difference between the amount necessary to continue such coverage and the amount Mr. Krohn was required to pay for such coverage as an employee, for a period of 12 months. If Mr. Krohn elects to continue his health coverage following the initial 12 month period, then at any time during the following 18 months his COBRA coverage terminates, the Company will provide him and his dependents with health benefits substantially similar to those provided under the Company’s group health plans for active employees and at a cost that is no greater to Mr. Krohn than the cost of his original 12 month COBRA costs (collectively, the “Continued Medical Benefit”). Any outstanding restricted stock or restricted stock unit awards held at the time of a termination of Mr. Krohn’s employment by the Company without cause, or by Mr. Krohn for good reason, will receive 100% accelerated vesting, and any annual incentive award that Mr. Krohn would have been entitled to receive for the year in which his termination occurred would be paid to him on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, and Mr. Krohn is not also terminated in connection with such a change in control that would also trigger a payment of the CEO Severance Payment, then Mr. Krohn will receive the CEO Severance Payment described above as if he had been terminated as of the date of the change in control. The employment agreement provides for certain cut-backs for amounts paid to Mr. Krohn in the event that such a payment would be considered a “parachute payment” pursuant to Section 280G of the Code. If an amount to be paid to Mr. Krohn is considered a parachute payment, then such payments will either be reduced to an amount that is $1.00 less than three times Mr. Krohn’s then annual base salary, or paid in full, whichever produces the better net after-tax position to Mr. Krohn.

In addition, all outstanding restricted stock or restricted stock unit awards held by Mr. Krohn as of the date of a change in control will receive 100% accelerated vesting, whether such awards were subject to a performance period and whether such a performance period had passed as of the date of the change in control. In the event that Mr. Krohn is terminated without cause or for good reason, any outstanding restricted stock or restricted stock units would also vest, provided that the termination of employment occurred following the satisfaction of any applicable performance period associated with that award. The definition of “change of control” in Mr. Krohn’s employment agreement generally will occur upon one or more of the following events: (1) a merger or consolidation that results in the Company’s voting securities representing less than 50% of the combined voting power of the voting securities of the Company or the surviving corporation immediately after the transaction; (2) the individuals who constitute the Company’s board of directors cease to constitute at least a majority of the Company’s board of directors; (3) the acquisition, by a person or a group, of beneficial ownership of any capital stock of the Company if, after such acquisition, the person or group beneficially owns 51% or more of either (A) the then-outstanding shares of the Company’s Common Stock or (B) the combined voting power of the then-outstanding voting securities of the Company (provided that for purposes of this subsection (3), the following acquisitions will not give rise to a change of control: (i) acquisitions directly from or by the Company, (ii) acquisitions by a Company employee benefit plan, (iii) acquisitions by any corporation pursuant to a transaction that results in the Company’s security holders remaining in control of 50% or more of the Company’s securities immediately following the transaction, (iv) an acquisition that constitutes an employee buyout, or (v) acquisitions by Mr. Krohn or his immediately family); (4) a sale of all or substantially all of the Company’s assets, or (5) the approval by the Company’s shareholders of a complete liquidation or dissolution.

In addition to acknowledging the continued binding effect of the Non-Competition/Non-Solicitation provisions in Section 6 of the 2004 employment agreement, Mr. Krohn has agreed in his 2010 employment agreement (i) not to disclose our confidential information and (ii) during the 12 months following his termination from employment with the Company, that he will not (A) provide to a third party competitor the same services that he currently provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the employment agreement, or (B) not to solicit or hire Company employees.

Employment Agreements with the Remaining Named Executive Officers

The Company entered into new employment agreements with the remaining Named Executive Officers on July 20, 2010. The agreements provide severance benefits to the employees in certain situations. In the event of a death or “disability” (defined the same as in Mr. Krohn’s employment agreement), an executive’s compensation and benefits will terminate on the date of termination. If, during the term of the agreement, the Company terminates the employment of the executive for any reason other than in connection with his or her death, disability, or for “cause” (generally defined to include a refusal to perform material duties under the agreement or the duties associated with that executive’s position in the Company, a willful breach of the agreement or a corporate policy, any willful failure, neglect, or other action that results in an injury to the Company or an affiliate, the executive’s serious dishonesty which impacts his performance in a material manner, or the executive’s plea of guilty to, or conviction of, a felony), or the executive terminates his or her employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material reduction in the executive’s base salary), whether or not in connection with a change of control, the executive will be entitled to receive their base salary until the actual termination date of the agreement and a severance payment in the amount of a specific multiple times his or her annual base salary that is then in effect (the “Severance Benefit”). The Severance Benefit multiple for Ms. Vazquez and Mr. Gibbons is three, and the Severance Benefit multiple for Messrs. Schroeder and Getten is two. The Severance Benefit will be paid to the executive 60 days following a termination from employment (or six months following the termination of employment if he or she is considered a “specified employee” under Section 409A of the Code at that time). The executives will also receive the Continued Medical Benefit that is described above for Mr. Krohn in the event that they are terminated by the Company without cause or they resign for good reason, although the original reimbursement period will be six months rather than twelve months for Messrs. Schroeder and Getten. Any outstanding restricted stock or restricted stock unit awards that were granted to the executive prior to January 1, 2010 and are still held at the time of a termination of the executive’s employment by the Company without cause, or by the executive for good reason, will receive 100% accelerated vesting; restricted stock and restricted stock units granted to the executives after January 1, 2010 will vest pro-rata. Any annual incentive award that the executive would have been entitled to receive for the year in which his termination by the Company without cause or by the executive’s resignation for good reason would be paid on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, then the executive will receive the Severance Payment described above as if he or she had been terminated as of the date of the change in control. The employment agreements provide for the same “cut-back” described above for Mr. Krohn in the event that an executive is considered to receive a “parachute payment” under Section 280G of the Code.

The employment agreements also address the treatment that outstanding restricted stock and restricted stock unit awards would receive pursuant to a change in control and/or certain terminations of employment. The language in the employment agreements mirrors that of the governing individual award agreements granted pursuant to the Restated Incentive Plan, which are described in greater detail below, for change in control events. Pursuant to a termination of employment by the Company without cause, or by the executive for good reason, an outstanding performance-based restricted stock or restricted stock unit award would be accelerated pro-rata only if the termination of employment occurred at a time following the satisfaction of the applicable performance period. Such a pro-rata acceleration would be calculated by dividing the award into thirds (the “pro-rata percentage calculation”).

An executive must sign a general release in our favor before receiving the Severance Benefit, and the executive shall not make any unauthorized disclosures of any confidential information related to the Company during the executive’s employment or following a termination of employment. An executive will also be subject to standard non-competition and non-solicitation restrictions for a period of twelve months following Ms. Vazquez and Mr. Gibbons’ terminations of employment, or for a period of six months following Messrs. Schroeder and Getten’s terminations of employment.

Restated Incentive Plan

With regard to executives, as of December 31, 2011, the Restated Incentive Plan provided that in the event of a change of control of the Company, the Company may choose to accelerate or remove any restrictions upon an outstanding award. The plan generally defines a “change of control” according to the definition given above in Mr. Krohn’s employment agreement. The agreements that govern the outstanding restricted stock unit awards granted under the Restated Incentive Plan have a two-tiered vesting requirement based on time and performance metrics. A change of control will 100% accelerate all restricted stock unit awards that have become partially vested pursuant to the satisfaction of the performance vesting requirement but have yet to vest pursuant to the time-based restrictions, as well as restricted stock unit awards that have not vested because the applicable performance period has not ended at the time the change of control occurs. A change of control will also accelerate any outstanding restricted stock awards held by the executives.

In addition, in the event of a change of control the Cash Incentive Awards shall be immediately payable based upon the extent, as determined by the Compensation Committee, to which the performance goals for the performance period then in progress have been met up through the date of the change of control or based on 100% of the value on the date of grant of the performance-based award, if such amount is higher.

The acceleration of the performance-based restricted stock unit awards will depend upon whether the awards have been partially vested pursuant to the performance-based vesting provision at the time of the termination of employment. While each Named Executive Officer’s employment agreement addresses certain change in control or termination of employment events, under the terms of the restricted stock unit agreements, if the performance criteria have not been satisfied at the time of an executive’s death or disability, or before a “normal retirement,” the awards would be forfeited; however, if the performance criteria for the restricted stock units has been satisfied at the time of an executive’s death or disability the awards will be 100% accelerated. Acceleration upon a normal retirement will be calculated using the pro-rata percentage calculation.

The pro-rata percent calculation works as follows. Two-thirds of the award will be called the “two-year portion,” and the final third will be called the “three-year portion.” The two-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment, and the denominator of which is 24; the three-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment and the denominator of which is 36. As an example of the pro-rata percentage calculation that would apply to Mr. Krohn’s acceleration of the restricted stock units granted to him in 2011 upon a normal retirement, the performance measures have been satisfied with respect to Mr. Krohn’s restricted stock units, but they are still subject to time-based vesting until December 15, 2013. Assuming that Mr. Krohn was eligible for a normal retirement upon December 31, 2011, his acceleration amount for that specific grant of restricted stock units would be calculated as follows: (i) 2/3 of his restricted stock units (99,022) times 12/24 (the numerator of which is the number of months, beginning with the first day of the first month of the year in which the date of issuance occurs, during which Mr. Krohn was employed as of December 31, 2011), plus (ii) 1/3 of his restricted stock units (49,511) times 12/36 (the numerator of which is the number of months, beginning with the first day of the first month of the year in which the date of issuance occurs, during which Mr. Krohn was employed as of December 31, 2011), multiplied by our stock price of $21.21 to equal $1,400,171. If the term “normal retirement” is not defined in an executive’s employment agreement, the normal retirement age will be age 67. As of December 31, 2011, none of our Named Executive Officers were eligible for a normal retirement, thus no amounts will be included in the table below for such a termination of employment.

The following table reflects the values that each of the Named Executive Officers would receive upon certain terminations of employment or upon a change in control. For purposes of these calculations, the Company has made certain assumptions which we consider reasonable, such as all legitimate reimbursable business expenses are current, and that all earned salary payments are current as of the date of the potential termination scenario. The actual amount of payments that each executive could receive may not be determined with complete accuracy until such time as an actual termination or change of control occurs, but the values below are our best estimate as to the potential payments each executive would receive as of December 31, 2011.

Potential Payments Upon a Termination or Change of Control

Executive and Compensation Component	Change of Control	Death and Disability	Termination by Company without Cause or by Executive for Good Reason
Tracy W. Krohn
Pro-Rata Bonus Award (1)	$1,536,000	$1,536,000	$1,536,000
CEO Severance Payment (2)	3,000,000	N/A	3,000,000
Continued Medical (3)	14,355	N/A	14,355
Accelerated Equity (4)	12,214,478	12,214,478	12,214,478

Total (5)	$16,764,833	$13,750,478	$16,764,833

Jamie L. Vazquez
Pro-Rata Bonus Award (1)	$1,856,393	$1,856,393	$1,856,393
Severance Payment (2)	1,591,200	N/A	1,591,200
Continued Medical (3)	14,355	N/A	14,355
Accelerated Equity (4)	5,668,733	5,668,733	4,389,056

Total (5)	$9,130,681	$7,525,126	$7,851,004

John D. Gibbons
Pro-Rata Bonus Award (1)	$553,513	$553,513	$553,513
Severance Payment (2)	1,201,200	N/A	1,201,200
Continued Medical (3)	—	N/A	—
Accelerated Equity (4)	3,667,994	3,667,994	2,839,972

Total (5)	$5,422,707	$4,221,507	$4,594,685

Stephen L. Schroeder
Pro-Rata Bonus Award (1)	$365,568	$365,568	$365,568
Severance Payment (2)	680,000	N/A	680,000
Continued Medical (3)	15,252	N/A	15,252
Accelerated Equity (4)	2,103,247	2,103,247	1,619,624

Total (5)	$3,164,067	$2,468,815	$2,680,444

Thomas F. Getten
Pro-Rata Bonus Award (1)	$372,453	$372,453	$372,453
Severance Payment (2)	606,206	N/A	606,206
Continued Medical (3)	15,252	N/A	15,252
Accelerated Equity (4)	2,082,504	2,082,504	1,612,394

Total (5)	$3,076,415	$2,454,957	$2,606,305

(1)	Each of the Named Executive Officers would be entitled to receive a pro rata bonus pursuant to the Incentive Plan upon a change in control, or upon a death, disability, without cause or a good reason termination, although with the assumption that the change in control or termination occurred on December 31, 2011, the amounts reflected in the table are the full 2011 year bonuses also reflected in the Summary Compensation Table.

(2)	The CEO Severance Amount, and the Severance Payment for Ms. Vazquez and Mr. Gibbons, is three times the executive’s annual base salary as of December 31, 2011, which was $1,000,000 for Mr. Krohn, $530,400 for Ms. Vazquez, and $400,400 for Mr. Gibbons. The Severance Payment for each of the remaining executives is equal to two times the executive’s annual base salary as of December 31, 2011, which was $340,000 for Mr. Schroeder and $303,103 for Mr. Getten.
(3)	Amounts are based upon the Company’s COBRA costs as of December 31, 2011 for the periods set forth above in the narrative. Mr. Gibbons has currently chosen not to participate in the Company’s health plans; thus, there is no “continuation” cost for him as of December 31, 2011.
(4)	Accelerated equity reflects 2010 and 2011 restricted stock unit amounts. Due to the fact that the performance requirements for the 2011 outstanding restricted stock unit awards have been met for 2011, we have assumed that the performance requirements for the 2011 restricted stock unit awards were met as of December 31, 2011. As such, the restricted stock unit awards would be eligible for full acceleration upon a change in control and the executive’s death or disability, and for Mr. Krohn, a termination without cause or a good reason termination; the restricted stock units held by the remaining Named Executive Officers would be accelerated using the pro-rata percentage calculation method for a without cause or a good reason termination. The accelerated amounts were determined by multiplying the number of outstanding awards held by each executive (detailed above in the “Outstanding Equity Awards at December 31, 2011” table), either on a full or pro-rata basis as applicable, by the closing price of our stock on December 30, 2011, which was $21.21 per share.
(5)	Amounts shown here are a total of the full costs for each element. The employment agreements for each of the Named Executive Officers have a “cut back” provision that would require us to pay $1.00 less than three times the executive’s base salary in the event that the payment to the executive would constitute a “parachute payment,” so the total amounts shown could be reduced in certain situations.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation plans are appropriately structured and are not reasonably likely to result in material risk to W&T Offshore. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of W&T Offshore and our shareholders as a whole. We use restricted stock rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that employees’ are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures that our employees’ interests align with those of our shareholders for the long-term performance of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2011, the Company made payments totaling $1,055,495 to W&T Offshore LLC (“W&T LLC”), an entity controlled by Tracy Krohn. Substantially all of the payments relate to the use by the Company of an aircraft owned by Mr. Krohn. In addition, the Company bills W&T LLC for expenses related to W&T LLC’s working interest of properties operated by the Company. For the year 2011, the Company received $214,086 in payment of these expenses.

The Company charters supply boats from Gulf Offshore Logistics, LLC (“GOL”) in the ordinary course of its business. The wife of Mr. Krohn has been employed as a salesperson for GOL for several years. During 2011, the Company paid GOL $13.9 million in respect of these charters. Mrs. Krohn’s compensation is commission-based, and as a result she received commissions of approximately $78,000 during 2011 related to business from the Company. The Company has maintained a business relationship with GOL since 2007, which predates Mr. and Mrs. Krohn’s marriage in September 2010. The Audit Committee was recently made aware of this business relationship by Mr. Krohn, and accordingly, was not presented with an advance opportunity to review the business relationship with GOL, which may have been required after Mr. and Mrs. Krohn’s marriage under the Company’s Code of Ethics. The Audit Committee has subsequently reviewed and approved the business relationship with GOL in all respects, and is working with Mr. Krohn and the Company to take further steps to ensure that policies and procedures for approval of related party transactions are fully complied with in respect of any potential future contractual relationships with entities in which he or his immediate family members may have an interest.

In addition, Mr. Krohn has a 24.4% interest in Stryker Energy Services, Inc. (“Stryker”), a horizontal drilling business that began providing horizontal drilling services in support of the Company’s onshore Texas operations in March 2012. Thus far in 2012, the Company has engaged Stryker to perform such services for fees of approximately $220,000 and may engage Stryker to perform further services during the remainder of 2012.

The Company has adopted policies and procedures for approval of related party transactions, which are set forth in our Code of Business Conduct and Ethics. Such policies and procedures state that the Company shall not enter into any contractual relationship or transaction that would be required to be disclosed under Section 404 of Regulation S-K, or any successor to such regulation (a “Transaction”), without first complying with the provisions of the Code of Conduct and Ethics. The Audit Committee of the Board will be responsible for approving and negotiating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been first rejected by the Company. The Audit Committee has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. No such Transaction shall be approved by the Audit Committee unless the terms of such Transaction are the same or more favorable than those which would have been obtainable at the time in arm’s-length dealing with unaffiliated persons. If the Audit Committee approves the Transaction, the Company shall be authorized to proceed with the Transaction as approved and to execute the documents necessary to give effect to such Transaction. The Company will make all required disclosures as appropriate in its periodic or special filings. Notwithstanding the foregoing, the Board shall have authority over any Transaction that may involve a change in control of the Company and in such a case, the Board may adopt such procedures that it deems necessary to review such Transaction. A written copy of our Code of Business Conduct and Ethics can be found on our website at www.wtoffshore.com.

SHAREHOLDER PROPOSALS

At the Annual Meeting each year, the Board submits to shareholders its nominees for election as directors. The Board may also submit other matters to the shareholders for action at the Annual Meeting. Shareholders of the Corporation may also submit proposals 120 days prior to April 11, 2013 for inclusion in the proxy materials. If you want the Company to consider including a proposal in next year’s 2013 proxy statement, you must submit the proposal in writing to our Corporate Secretary no later than December 12, 2012. If you want us to consider including a nominee for election to the Board at the 2013 Annual Meeting, you must submit the nominee’s name in accordance with the procedures discussed more fully in the section entitled “Director Nomination Process,” no earlier than January 8, 2013 and no later than February 7, 2013. Please mail any nomination or proposal following the prescribed guidelines to W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046, Attention: Corporate Secretary.

OTHER MATTERS

Neither I nor any of the persons named as proxies know of any matters other than those described above to be voted on at the 2012 Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board of Directors.

A copy of our Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2011, accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

Shareholders may obtain a copy of our current Annual Report on Form 10-K without charge by writing to our Corporate Secretary at W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com under the “Investor Relations” tab or the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

Thomas F. Getten

Corporate Secretary

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 8, 2012.

Vote by Internet • Go to www.investorvote.com/WTI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Ms. Virginia Boulet	☐	☐	02 - Mr. Samir G. Gibara	☐	☐	03 - Mr. Robert I. Israel	☐	☐
04 - Mr. Stuart B. Katz	☐	☐	05 - Mr. Tracy W. Krohn	☐	☐	06 - Mr. S. James Nelson, Jr.	☐	☐
07 - Mr. B. Frank Stanley	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of preferred stock.	☐	☐	☐	3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. When shares are held by joint holders, both must sign. When signing as attorney, trustee, administrator, guardian or corporate officer, please provide your FULL title. If partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — W&T OFFSHORE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2012.

The undersigned hereby appoints Tracy W. Krohn and Thomas F. Getten, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of W&T Offshore, Inc. held of record by the undersigned on April 5, 2012 at the Annual Meeting of Shareholders of W&T Offshore, Inc. on May 8, 2012, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY (PROPOSAL 1), FOR THE AMENDMENT TO THE COMPANY’S ARTICLES OR INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK (PROPOSAL 2) AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (PROPOSAL 3). THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(Please see reverse side.)